Exhibit 99.1

For Release: April 29, 2009

Contact: Lisa Razo, Merchants Bank, (802) 865-1838

Merchants Bancshares, Inc. Announces First Quarter 2009 Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.91 million or diluted earnings per share of $0.48 for the quarter ended March 31, 2009. This compares with net income of $2.66 million or diluted earnings per share of $0.44 for the first quarter of 2008. Merchants previously announced the declaration of a dividend of 28 cents per share, payable May 14, 2009, to shareholders of record as of April 30, 2009.

The return on average assets was 0.87% for the first quarter of 2009, compared to 0.88% for the first quarter of 2008. The return on average equity was 14.50% for the first quarter of this year, compared to 13.83% for the same period in 2008.

“We were able to continue our strong performance into the first quarter of 2009, with earnings per share up 9%, compared to the same period in 2008, in spite of the continued challenging economic climate,” said Michael R. Tuttle, Merchants’ President and CEO. “We experienced solid growth in both loans and deposits during the quarter. Asset quality remained strong and capital levels continue to be well in excess of regulatory requirements.”

Merchants’ net interest income increased $2.70 million, or 28.0%, for the first quarter of 2009, compared to the same period in 2008. This increase was a result of strong growth in both loans and deposits, in addition to lowered funding costs during the quarter. Average interest earning assets for the quarter were $1.30 billion, compared to $1.14 billion for the first quarter of 2008. Merchants’ net interest margin for the first quarter of 2009 was 3.85%, compared to 3.40% for the first quarter of 2008.

Merchants’ quarterly average loans were $865.96 million, an increase of $128.35 million, or 17% over the first quarter of 2008, and were $40.57 million, or 5% higher on a linked quarter basis. Loans ended the first quarter of 2009 at $892.58 million, an increase of $45.45 million over December 31, 2008 ending balances of $847.13 million. The increase since December 31, 2008, is comprised of residential and commercial mortgages, and commercial loans. Merchants has hired additional lenders in its corporate banking group, which has led to increased loan production. Tuttle commented, “Our status as the last independent, statewide bank continues to have appeal to business owners and has helped us attract new commercial customers. The combination of lower interest rates and reduced competition in the residential area, coupled with the fact that we do not originate loans for sale, has provided us with a substantial pipeline of new retail customers.”

Quarter end loan balances were as follows:

(In thousands)	March 31, 2009	December 31, 2008
Commercial, financial and agricultural	$ 140,866	$ 129,032
Real estate loans - residential	423,161	395,834
Real estate loans - commercial	279,041	273,526
Real estate loans - construction	40,478	40,357
Installment loans	7,545	7,670
All other loans	1,488	708
Total loans	$ 892,579	$ 847,127

Merchants’ investment portfolio totaled $399.06 million at March 31, 2009, a decrease of $32.55 million from December 31, 2008 ending balances of $431.61 million. Merchants sold three bonds with a book value of $12.68 million during the first quarter of 2009. One of the bonds was a non-agency CMO that was downgraded below single A during the quarter. After careful review and analysis, Merchants determined that the potential loss severities in this bond outweighed the upside potential, and decided to sell the bond. The bond was sold at a loss of $542 thousand. The other two bonds sold were an agency CMO and an agency MBS, both with a 6% coupon. Both of the bonds had very short average lives, and prepayments at this interest rate level were expected to be quite high in light of current market conditions. Merchants decided to sell these two bonds to lock in the embedded gain. These bonds were sold at a combined gain of $337 thousand.

Quarterly average deposits were $948.48 million, an increase of $69.64 million, or 8%, over the same quarter of 2008. Deposits ended the quarter at $976.89 million, an increase of $46.09 million over year end balances of $930.80 million. The majority of this increase, $25.15 million, was in time deposits. As of March 31, 2009, $33.11 million in deposits have moved off balance sheet into the Certificate of Deposit Account Registry Service (“CDARS”) which has attracted some larger dollar relationships looking for full insurance coverage.

Merchants recorded a $900 thousand provision for credit losses during the first quarter of 2009, compared to $300 thousand for the first quarter of 2008. The increase in the provision is primarily a result of overall loan growth combined with increased net charge-offs and continued economic uncertainty. “We will continue,” Tuttle commented, “to assess the adequacy of the reserve and related provision expense in light of changes in credit risk and the economic environment.” The allowance for loan losses was $9.45 million; 1.06% of total loans and 82% of nonperforming loans at March 31, 2009, compared to $8.89 million, 1.05% of total loans and 76% of nonperforming loans at December 31, 2008; and $8.31 million, 1.10% of total loans and 116% of nonperforming loans at March 31, 2008. Nonperforming loans decreased slightly to $11.52 million at March 31, 2009, from $11.64 million at December 31, 2008. Additions to nonperforming loans during the quarter were offset by principal paydowns, scheduled amortization and charge-downs. More than 60% of the loans in nonaccrual status are either government guaranteed, or were current on all scheduled payments as of March 31, 2009. Tuttle commented, “As with last quarter, we continue to make good progress on reducing existing non-accrual loans, but most of this was offset by additions. We have plans in place to reduce existing non-performing balances, but it will take time in some instances to make significant progress.” Nonperforming assets as a percentage of total assets were 0.91% as of March 31, 2009, compared to 0.93% at December 31, 2008 and 0.56% at March 31, 2008.

Total noninterest income decreased to $1.93 million for the first quarter of 2009 from $2.24 million for the first quarter of 2008. Merchants closed its branch in Windsor, VT on December 31, 2008. The building was sold during the first quarter of 2009 for a gain of $180 thousand. As mentioned previously, Merchants sold three securities during the first quarter of 2009 at a combined net loss of $205 thousand. Excluding both the gain on the sale of the building for 2009 and gains/losses on investment securities for both 2008 and 2009, noninterest income decreased $207 thousand to $1.95 million for the first quarter of 2009, compared to $2.16 million for the first quarter of 2008. Trust Company income decreased to $401 thousand from $505 thousand for the first quarter of 2009, compared to 2008. Although Merchants has experienced increases in overall trust relationships, these increases have not generated enough additional revenue to offset lost revenue due to market value declines in the current volatile environment. Additionally, Merchants has experienced slight decreases in overdraft income and net ATM/debit card income for the first quarter of this year, compared to last year’s first quarter as customers react to the current economic uncertainty by spending less and by managing overdraft activity more closely.

Total noninterest expense increased $1.42 million to $9.54 million for the first quarter of 2009 from $8.12 million for the first quarter of 2008. Salaries and Wages increased $328 thousand to $3.43 million for the first quarter of 2009, compared to the same period in 2008. This increase is a result of normal pay increases combined with additional staff that Merchants hired in the corporate banking, executive and trust areas during the course of 2008. Employee benefits increased $328 thousand to $1.26 million for the first quarter of 2009, compared to 2008. This increase is a result of additional employees and substantial increases in health insurance costs and pension plan expenses for 2009 over 2008. Legal and professional fees were $689 thousand for the first quarter, a $106 thousand increase over last year. These increases are a result of a combination of overall increased third party provider fees and professional fees related to specific projects. Other noninterest expenses increased $606 thousand to $1.89 million for the first quarter of 2009, compared to the first quarter of 2008. Merchants FDIC insurance expense increased by $289 thousand for the first quarter of this year, compared to last year. Expenses related to OREO and problem loans increased to $134 thousand for the first quarter of 2009, compared to a credit balance of $10 thousand for 2008 as Merchants has more loans in various stages of workout this year compared to last year. Additionally, most categories of operating expenses have increased for 2009, compared to 2008.

Mr. Michael Tuttle, Merchants’ President and Chief Executive Officer; and Ms. Janet Spitler, Merchants’ Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Friday, May 1, 2009. Interested parties may participate in the conference call by dialing (888) 423-3273; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, May 8, 2009. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 967737.

The continuing mission of Merchants Bank is to provide Vermonters with a statewide community bank that blends a strong technology platform with a genuine appreciation for local markets. Merchants Bank fulfills this commitment through a branch-based system that includes 34 community bank offices and 42 ATMs throughout Vermont, Personal Bankers dedicated to top-quality customer service and streamlined solutions, including: Personal Checking and Savings with Free Checking for Life®, Cash Rewards Checking, a low-cost Money Market Account, Free Online Banking and Bill Pay, Overdraft Coverage, Direct Deposit, Free Debit Card, and Free Automated Phone Banking; Business Banking with Rewards Checking for Business, Business Online Banking and Bill Pay, Business Lines of Credit and Merchant Card Processing; Small Business Loans; customized Government Banking solutions; Health Savings Accounts; Credit Cards; Flexible Certificates of Deposit; Vehicle Loans; Home Equity Credit; and Home Mortgages. Visit mbvt.com for more information. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants’ current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants’ actual results to differ significantly from those expressed in any forward-

looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants’ control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants’ markets, and changes in the financial condition of Merchants’ borrowers. The forward-looking statements contained herein represent Merchants’ judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants’ reports filed with the Securities and Exchange Commission.

-Continued-

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(In thousands except share and per share data)

	03/31/09	12/31/08	03/31/08	12/31/07
Balance Sheets - Period End
Total assets	$ 1,350,280	$ 1,341,210	$ 1,271,259	$ 1,170,743
Loans	892,579	847,127	752,624	731,508
Allowance for loan losses ("ALL")	9,446	8,894	8,312	8,002
Net loans	883,133	838,233	744,312	723,506
Securities available for sale	397,473	429,872	428,196	361,512
Securities held to maturity	1,586	1,737	3,759	4,078
Federal Home Loan Bank ("FHLB") stock	8,630	8,523	5,842	5,114
Federal funds sold and other short-term investments	260	111	22,100	20,100
Other assets	59,198	62,734	67,050	56,433
Deposits	976,886	930,797	904,866	867,437
Securities sold under agreement to repurchase and other short-term debt	92,705	124,408	84,083	98,917
Securities sold under agreement to repurchase,long-term	54,000	54,000	54,000	41,500
Other long-term debt	107,540	118,643	67,655	62,117
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	14,046	13,046	62,794	4,846
Shareholders' equity	84,484	79,697	77,242	75,307
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,343,670	$ 1,320,845	$ 1,202,467	$ 1,169,811
Loans	865,962	825,395	737,614	730,688
Allowance for loan losses	9,238	8,596	8,128	7,840
Net loans	856,724	816,799	729,486	722,848
Securities available for sale and FHLB stock	427,661	436,712	374,471	340,598
Securities held to maturity	1,668	2,187	3,938	4,247
Federal funds sold and other short-term investments	5,073	2,420	26,634	38,227
Other assets	52,544	62,727	67,938	63,891
Deposits	948,484	946,534	878,847	874,406
Securities sold under agreement to repurchase and other short-term debt	113,521	96,736	88,204	94,785
Securities sold under agreement to repurchase, long-term	54,000	54,000	50,099	35,646
Other long-term debt	114,073	117,996	74,651	60,811
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	12,819	9,845	13,238	10,780
Shareholders' equity	80,154	75,115	76,809	72,764
Interest earning assets	1,300,364	1,266,714	1,142,657	1,113,760
Interest bearing liabilities	1,140,582	1,110,612	995,419	958,669
Ratios and Supplemental Information - Period End
Book value per share	$ 14.62	$ 13.89	$ 13.41	$ 13.05
Book value per share (1)	$ 13.88	$ 13.15	$ 12.73	$ 12.35
Tier I leverage ratio	7.42%	7.42%	7.95%	8.14%
Tangible capital ratio	6.26%	5.94%	6.07%	6.42%
Period end common shares outstanding (1)	6,084,600	6,061,182	6,066,367	6,096,737
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 11,519	$ 11,643	$ 7,169	$ 9,231
Nonperforming assets ("NPAs")	$ 12,322	$ 12,446	$ 7,169	$ 9,706
NPLs as a percent of total loans	1.29%	1.37%	0.95%	1.26%
NPAs as a percent of total assets	0.91%	0.93%	0.56%	0.83%
ALL as a percent of NPLs	82%	76%	116%	87%
ALL as a percent of total loans	1.06%	1.05%	1.10%	1.09%

(1)

This book value and period end common shares oustanding includes 307,809; 323,754; 307,965 and 325,789 Rabbi Trust shares for the periods noted above, respectively.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(In thousands except share and per share data)

	For the Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Operating Results
Interest income
Interest and fees on loans	$ 11,768	$ 11,566	$ 11,797
Interest and dividends on investments	5,267	4,883	5,777
Total interest and dividend income	17,035	16,449	17,574
Interest expense
Deposits	2,836	4,516	3,386
Short-term borrowings	85	638	277
Long-term debt	1,773	1,657	1,812
Total interest expense	4,694	6,811	5,475
Net interest income	12,341	9,638	12,099
Provision for credit losses	900	300	600
Net interest income after provision for credit losses	11,441	9,338	11,499
Noninterest income
Trust Company income	401	505	396
Service charges on deposits	1,238	1,291	1,436
(Loss) gain on investment securities	(205)	82	(369)
Equity in losses of real estate limited partnerships, net	(463)	(463)	(462)
Other noninterest income	958	828	823
Total noninterest income	1,929	2,243	1,824
Noninterest expense
Salaries, wages and employee benefits	4,685	4,029	4,875
Occupancy and equipment expenses	1,639	1,552	1,557
Legal and professional fees	689	583	541
Marketing expenses	341	404	314
State franchise taxes	298	272	263
Other noninterest expense	1,890	1,284	1,694
Total noninterest expense	9,542	8,124	9,244
Income before provision for income taxes	3,828	3,457	4,079
Provision for income taxes	922	800	1,015
Net income	$ 2,906	$ 2,657	$ 3,064
Ratios and Supplemental Information
Weighted average common shares outstanding	6,068,082	6,084,785	6,058,922
Weighted average diluted shares outstanding	6,069,955	6,099,037	6,063,815
Basic earnings per common share	$ 0.48	$ 0.44	$ 0.51
Diluted earnings per common share	0.48	0.44	0.51
Return on average assets	0.87%	0.88%	0.93%
Return on average shareholders' equity	14.50%	13.83%	16.32%
Net interest rate spread	3.65%	3.04%	3.56%
Net interest margin	3.85%	3.40%	3.81%
Efficiency ratio (1)	62.12%	63.64%	60.75%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of March 31, 2009, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.24 million.